Exhibit (a)(5)

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

AMGEN ANNOUNCES INITIAL RESULTS OF TENDER OFFER FOR OUTSTANDING SHARES OF MICROMET, INC. AND COMMENCEMENT OF SUBSEQUENT OFFERING PERIOD

THOUSAND OAKS, Calif. (March 2, 2012) – Amgen (“Amgen”) (NASDAQ:AMGN) announced today that all conditions to the closing of the tender offer (the “Offer”) by a wholly owned subsidiary, “Merger Sub”, to acquire all outstanding shares of common stock of Micromet, Inc. (“Micromet”) (NASDAQ:MITI) for $11.00 per share in cash have been satisfied.

The depositary for the Offer has advised Amgen that, as of the expiration of the Offer at 12:00 midnight, New York City time, at the end of Thursday, March 1, 2012, approximately 80,025,097 million Micromet shares had been validly tendered and not withdrawn pursuant to the Offer, which tendered shares represent approximately 83.95 percent of the outstanding shares of Micromet. Amgen has accepted for payment, and expects to promptly pay for, all such tendered shares. In addition, approximately 3,150,586 million additional Micromet shares have been tendered by guaranteed delivery.

Amgen also announced the commencement of a subsequent offering period that is scheduled to expire at 12:00 Midnight, New York City time, at the end of March 6, 2012. Any shares validly tendered during this subsequent offering period will be accepted immediately for payment, and tendering stockholders will thereafter promptly be paid the same offer price of $11.00 per Micromet share tendered. The procedures for tendering shares during the subsequent offering period are the same as those applicable to the initial offering period as described in the offer to purchase, except that shares tendered during the subsequent offering period may not be withdrawn.

Following completion of the subsequent offering period, Amgen and Merger Sub intend to complete the acquisition of Micromet through a merger of Merger Sub with and into Micromet under Delaware law. Micromet stockholders who do not tender their shares of Micromet common stock in the Offer will not receive payment for their shares until following the completion of the merger.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease

AMGEN ANNOUNCES INITIAL RESULTS OF TENDER OFFER FOR OUTSTANDING

SHARES OF MICROMET, INC. AND COMMENCEMENT OF SUBSEQUENT OFFERING

PERIOD

and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

Amgen Forward-Looking Statement

This news release contains forward-looking statements that are based on Amgen’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual events to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the Offer and the merger. Forward-looking statements involve significant risks and uncertainties, including those described in the Securities and Exchange Commission (SEC) reports filed by Amgen, including Amgen’s most recent annual report on Form 10-K and most recent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen’s most recent Forms 10-K, 10-Q and 8-K for information on the uncertainties and risk factors related to Amgen’s business. Unless otherwise noted, Amgen is providing this information as of March 2, 2012 and expressly disclaims any duty to update information contained in this news release.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Amgen’s results may be affected by Amgen’s ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing its products. In addition, sales of Amgen products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen products. Furthermore, Amgen’s research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen or others could identify safety, side effects or manufacturing problems with Amgen products after they are on the market. Amgen’s business may be impacted by government investigations, litigation and products liability claims. Further, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for Amgen products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

AMGEN ANNOUNCES INITIAL RESULTS OF TENDER OFFER FOR OUTSTANDING

SHARES OF MICROMET, INC. AND COMMENCEMENT OF SUBSEQUENT OFFERING

PERIOD

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Micromet, Inc. or any other securities. Merger Sub and Amgen Inc. have filed a tender offer statement on Schedule TO with the SEC, as amended from time to time, and the offer to purchase shares of Micromet, Inc. common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson Inc., the Information Agent for the Offer, at 888-877-5360.

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Contacts

Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Helen Mills, +41 41 3690 315 (EU, media)

Arvind Sood, 805-447-1060 (investors)